Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Extends Lease To National Healthcare Corporation Through 2026
NHC to Purchase Six Older Skilled Nursing Facilities in Twelve Months

MURFREESBORO, Tenn. - (December 28, 2012) National Health Investors, Inc. (NYSE:NHI) announced today the extension of a master lease with National Healthcare Corporation (NHC) through December 31, 2026, for 38 skilled nursing facilities and 3 independent living facilities. Additionally, NHC agreed to a $21 million purchase price for six older skilled nursing facilities from the existing portfolio.

Rent revenue from NHC is $33.7 million per year, plus an additional percentage of revenue growth over a base year. Effective January 1, 2014, NHC's annual base rent will decrease by $2.95 million.

“This new agreement with our largest customer strengthens NHI's relationship with one of the nation's most experienced and financially sound healthcare operators,” said Justin Hutchens, NHI's President and CEO. “The 2026 expiration provides long-term stability while the sale of the six older facilities enhances NHI's portfolio by reducing SNF concentration.”

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include independent living, assisted living, senior living campuses, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.